Exhibit 99.1

Keating Capital Portfolio Company Files for IPO

Solazyme Proposes $100 Million IPO and Nasdaq Global Market Listing

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--March 14, 2011--On March 11, 2011, one of Keating Capital, Inc.’s portfolio companies, Solazyme, Inc., filed an S-1 registration statement to go public through a $100 million initial public offering of its common stock. Solazyme intends to list its shares on the Nasdaq Global Market under the symbol "SZYM." Morgan Stanley and Goldman, Sachs & Co. are acting as lead underwriters.

Keating Capital made a $1 million investment in Solazyme in July 2010.

Solazyme is based in San Francisco, California, and is a leader in the development and commercialization of algal oil and bioproducts for the fuels and chemicals, nutrition, and skin and personal care markets.

About Keating Capital, Inc.

Keating Capital, Inc. (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, high growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's late stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” in Keating Capital’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2011, and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s Web site has been provided as a convenience, and the information contained on such Web site is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com